Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181609 and 333-256946 on Form S-8 of our reports dated April 13, 2023, relating to the financial statements of Citi Trends, Inc. and the effectiveness of Citi Trends, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 28, 2023.

/s/ DELOITTE TOUCHE LLP

Atlanta, Georgia
April 13, 2023